                                                                      EXHIBIT 13



FIRSTAR THRIFT SAVINGS 401(k) PLAN
FINANCIAL STATEMENTS AND REPORT
DECEMBER 31, 2000 AND 1999

FIRSTAR THRIFT SAVINGS 401(k) PLAN
INDEX TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                                                      Page
                                                                                                      ----
Report of Independent Accountants                                                                       1

Statements of Net Assets Available for Benefits
 as of December 31, 2000 and 1999                                                                       2

Statement of Changes in Net Assets Available for Benefits
 for the year ended December 31, 2000                                                                   3

Notes to Financial Statements                                                                         4-8

Schedules Required by the Department of Labor's Rules and Regulations:*

    Schedule of Assets Held for Investment Purposes
     at End of Year as of December 31, 2000                                                             9

    Schedule of Reportable Transactions for the year ended
     December 31, 2000                                                                                 10


* Other schedules required by the Department of Labor have been omitted because they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Participants and Plan Committee
of the Firstar Thrift Savings 401(k) Plan:


In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Firstar Thrift Savings 401(k) Plan (the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for benefits for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets Held for Investment Purposes at End of Year and Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
July 10, 2001

FIRSTAR THRIFT SAVINGS 401(k) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                                                       2000               1999
                                                                                   ------------       ------------
Assets
Investments (see Note 3)                                                           $772,173,548       $749,939,748
                                                                                   ------------       ------------

Receivables:
   Participants' loans                                                                8,051,318         10,357,717
   Participants' contributions                                                               --            455,719
   Employer's contribution                                                              123,222          1,251,868
   Interest and dividends                                                               149,159            146,947
                                                                                   ------------       ------------

     Total receivables                                                                8,323,699         12,212,251
                                                                                   ------------       ------------

Cash and cash equivalents                                                                    --            169,595
                                                                                   ------------       ------------

     Total assets                                                                   780,497,247        762,321,594
                                                                                   ------------       ------------

Liabilities
Due to broker for securities purchased                                                  130,879                 --
                                                                                   ------------       ------------

Net assets available for benefits                                                  $780,366,368       $762,321,594
                                                                                   ------------       ------------


   The accompanying notes are an integral part of these financial statements.

FIRSTAR THRIFT SAVINGS 401(k) PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------

                                                                                                           2000
                                                                                                       ------------
Additions
Additions to net assets attributed to:
   Investment income:
     Net appreciation in fair value of investments (see Note 3)                                        $ 61,247,529
     Interest and dividends                                                                              19,235,846
                                                                                                       ------------

                                                                                                         80,483,375
                                                                                                       ------------

   Contributions:
     Participants'                                                                                       26,037,958
     Employer's                                                                                           8,153,638
                                                                                                       ------------

                                                                                                         34,191,596
                                                                                                       ------------

     Total additions                                                                                    114,674,971
                                                                                                       ------------

Deductions
Deductions from net assets attributed to:
   Benefits paid to participants                                                                        118,074,288
                                                                                                       ------------

Net decrease prior to plan transfers                                                                     (3,399,317)

Transfers from another plan (see Note 1)                                                                 21,444,091
                                                                                                       ------------

Net increase                                                                                             18,044,774

Net assets available for benefits:
   Beginning of year                                                                                    762,321,594
                                                                                                       ------------

   End of year                                                                                         $780,366,368
                                                                                                       ============


   The accompanying notes are an integral part of these financial statements.

FIRSTAR THRIFT SAVINGS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

1.       DESCRIPTION OF THE PLAN

         The following description of the Firstar Thrift Savings 401(k) Plan (the "Plan") provides only general information. Participants should refer to the plan document for a more complete description of the Plan's provisions.

         PARTICIPATION AND ADMINISTRATION

         The Plan is a defined contribution plan adopted on December 4, 1968 by Firstar Corporation (the "Company"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Company serves as the trustee and plan administrator. The plan administrator manages and directs the operation of the Plan.

         Effective September 1, 1999, the Firstar Corporation Thrift and Sharing Plan was amended and renamed the Firstar Thrift Savings 401(k) Plan. Also effective September 1, 1999, the Star Banc Corporation Thrift Savings 401(k) Plan was merged with and into the Firstar Thrift Savings 401(k) Plan.

         Effective January 3, 2000, the Great Financial Bank, FSB, 401(k) Savings Plan merged into the Plan. The fair value of the assets merged into the Plan was approximately $2,900,478.

         Effective February 1, 2000, the Trans Financial, Inc. Savings Investment Plan merged into the Plan. The fair value of the assets merged into the Plan was approximately $18,543,613.

         Certain full-time and regular part-time employees of the Company are eligible for participation in the Plan after meeting certain age and service requirements as defined by the Plan. Participation in the Plan begins on the first pay period of January, April, July or October coinciding with or immediately following the date of satisfaction of the Plan's participation requirements.

         CONTRIBUTIONS

         Participants may elect to make voluntary tax deferred deposits to the Plan up to 15 percent of their compensation in each plan year. The Plan provides for Company matching contributions equal to 100 percent of the first three percent of the participant's base compensation, as defined by the Plan, that a participant contributes to the Plan. In order to be eligible to receive the matching contribution, a participant must be a participant on the last day of the Plan year and have made contributions during the Plan year. Participants are fully vested in all contributions immediately.

         Participant contributions are generally made through payroll deductions and are remitted by the Company to the Plan at the end of each pay period. Company matching contributions are generally remitted to the Plan at the end of each pay period based on an estimate of the Company's matching contribution obligation for the year. All Company contributions are invested exclusively in the Firstar Stock Fund, and may be made in the form of cash or in shares of Company stock. Contributions are not to exceed the maximum limits allowed by the Internal Revenue Code ("IRC").

FIRSTAR THRIFT SAVINGS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

         PARTICIPANT ACCOUNTS

         Each participant's account is credited with the participant's contributions, the participant's share of the Company's contributions and an allocation of plan earnings. Allocations of plan earnings are based on participant account balances, as defined by the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

         INVESTMENT OPTIONS

         Employee contributions to the Plan are invested in one or more of the available investment funds, including the Firstar Stock Fund. Each participant is responsible for designating multiples of 1% of employee contributions among the available investment funds. Such designations may be changed daily at the participant's discretion.

         Employer contributions are invested solely in the Company's stock until attaining the age of 55, at which time participants may elect to transfer all or any portion (in multiples of 1% or specified dollar amount) of their employer contributions account to one or more investment funds.

         PARTICIPANT NOTES RECEIVABLE

         Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance. Loan terms range from 1 to 5 years or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with the rate which would be charged by commercial lenders for similar loans. Interest rates range from 6.00 percent to 11.50 percent. Principal and interest is paid ratably through payroll deductions.

         WITHDRAWALS DURING EMPLOYMENT

         Participants are eligible to withdraw a portion of their balance derived from Company contributions, as defined in the Plan. Participants are also eligible to withdraw a portion of their balance based upon financial hardship and total disability, as defined in the Plan.

         PAYMENT OF BENEFITS

         Distributions upon termination of employment are payable in a lump sum distribution of cash and stock, in a lump sum distribution of cash or in installments based on the participant's election in accordance with the Plan. Participant balances less than $5,000 will be distributed in a lump sum distribution of cash.

         PLAN TERMINATION

         Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

FIRSTAR THRIFT SAVINGS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF ACCOUNTING

         The financial statements of the Plan are prepared under the accrual method of accounting.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

         INVESTMENT VALUATION AND INCOME RECOGNITION

         The Plan's investments are stated at fair value. Certain of the assets within the Stable Asset Fund are guaranteed investment contracts which are stated at contract value, which approximates fair value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The Company stock is valued at its quoted market price. Participant loans are valued at cost, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest and dividend income is recorded on the accrual basis.

         ADMINISTRATIVE EXPENSES

         All administrative expenses of the Plan are paid by the Company.

         BENEFIT PAYMENTS

         Benefits are recorded when paid.

3.       INVESTMENTS

         The following presents investments that represent 5 percent or more of the Plan's net assets:

                                                                                   December 31,
                                                                        ----------------------------------
                                                                            2000                  1999
                                                                        ------------          ------------
         Firstar Stock Fund, 22,543,743 and
            23,686,618 shares, respectively                             $524,142,025*         $500,379,805*
         Firstar Growth and Income Fund, 1,269,842 and
            1,289,816 shares, respectively                                51,809,561            55,874,824
         Firstar Mid Cap Core Equity Fund, 1,141,901
            and 0 shares, respectively                                    40,800,109                    --

*  Nonparticipant-directed

FIRSTAR THRIFT SAVINGS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

         During 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $61,247,529 as follows:

                                                                                    For the
                                                                                   Year Ended
                                                                                  December 31,
                                                                                      2000
                                                                                  ------------
         Common stock                                                             $37,214,160
         Mutual funds                                                              24,033,369
                                                                                  -----------
                                                                                  $61,247,529
                                                                                  ===========

4.       NONPARTICIPANT-DIRECTED INVESTMENTS

         Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:


                                                                          December 31,
                                                               ----------------------------------
                                                                   2000                  1999
                                                               ------------          ------------
        Net assets:
            Common stock                                       $524,142,025          $500,379,805
            Participant's contribution receivable                        --               455,719
            Employer's contribution receivable                      123,222             1,251,868
            Accrued dividends                                        60,056                31,340
                                                               ------------          ------------
                                                               $524,325,303          $502,118,732
                                                               ============          ============

                                                                                     For the
                                                                                    Year Ended
                                                                                   December 31,
                                                                                       2000
                                                                                   ------------
         Changes in net assets:
            Net appreciation                                                       $37,214,160
            Dividends                                                               14,955,112
            Contributions                                                           20,888,382
            Benefits paid to participants                                          (57,611,240)
            Transfers from another plan                                             11,725,073
            Transfers to participant-directed investments                           (4,964,916)
                                                                                   -----------
                                                                                   $22,206,571
                                                                                   ===========

FIRSTAR THRIFT SAVINGS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

5.       TAX STATUS OF THE PLAN

         The Internal Revenue Service has determined and informed the Company by letter that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the IRC.


6.       AMOUNTS ALLOCATED TO WITHDRAWN PARTICIPANTS

         Plan assets of $225,092,807 and $161,606,020 as of December 31, 2000
         and 1999, respectively, have been allocated to the accounts of persons who are no longer active participants of the Plan.


7.       PARTY-IN-INTEREST TRANSACTIONS

         Plan investments in the Firstar Stock Fund are invested in common stock of Firstar Corporation, the plan sponsor. Certain plan investments are shares of mutual funds and collective trust funds managed by Firstar Funds, Inc. These transactions are considered party-in-interest transactions. These transactions are not, however, considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.


8.       SUBSEQUENT EVENT

         On February 27, 2001, the Company merged with U.S. Bancorp through a tax-free exchange of shares. Under the terms of the merger agreement, shareholders of the Company received one share of common stock of the combined company for each share of Firstar common stock.

FIRSTAR THRIFT SAVINGS 401(k) PLAN
SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
DECEMBER 31, 2000
--------------------------------------------------------------------------------

IDENTITY OF ISSUE,                                                                                                CURRENT
LESSOR OR SIMILAR PARTY                                   DESCRIPTION                             COST             VALUE
-----------------------                                   -----------                         ------------     -------------
*    Firstar Corporation:
        Firstar Stock                                     Common Stock                        $189,358,293     $524,142,025

*    Firstar Funds, Inc.:
        Firstar Institutional Money Market Fund           Money Market Fund                       **             15,953,160
        Firstar U.S. Government Money Market Fund         Money Market Fund                       **                607,519
        Firstar Balanced Growth Fund                      Mutual Fund                             **             11,397,329
        Firstar Balanced Income Fund                      Mutual Fund                             **              6,953,001
        Firstar Bond IMMDEX Fund                          Mutual Fund                             **             15,839,043
        Firstar Equity Index Fund                         Mutual Fund                             **             30,394,231
        Firstar Global Equity Fund                        Mutual Fund                             **              1,510,741
        Firstar Growth and Income Fund                    Mutual Fund                             **             51,809,561
        Firstar International Value Fund                  Mutual Fund                             **              2,413,641
        Firstar Large Cap Growth Fund                     Mutual Fund                             **              5,770,762
        Firstar Large Cap Core Equity Fund                Mutual Fund                             **             11,134,977
        Firstar MidCap Core Equity Fund                   Mutual Fund                             **             40,800,109
        Firstar Relative Value Fund                       Mutual Fund                             **             18,303,907
        Firstar Small Cap Core Equity Fund                Mutual Fund                             **              3,651,416
        Firstar Strategic Income Fund                     Mutual Fund                             **                319,433
        Firstar U.S. Government Securities Fund           Mutual Fund                             **              1,609,505

*    Firstar Investment Trust for Employee
      Benefit Plans:
        Stable Asset Fund                                 Collective Trust Fund                   **             29,563,188

*    Loan Fund                                            Loans to various participants.          **              8,051,318
                                                          Varied maturities from
                                                          6/28/01 to 6/18/16.
                                                          Interest rates range
                                                          from 6% to 11.5%.


   * Indicates party-in-interest.

** Cost information is not required for participant-directed investments.

FIRSTAR THRIFT SAVINGS 401(k) PLAN
SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------

                                                                          EXPENSE                    CURRENT VALUE
     IDENTITY OF                            PURCHASE        SELLING    INCURRED WITH      COST        OF ASSET ON       NET GAIN
   PARTY INVOLVED        DESCRIPTION          PRICE          PRICE      TRANSACTION     OF ASSET    TRANSACTION DATE    OR (LOSS)
-------------------- ------------------    ------------   -----------  -------------  -----------  -----------------   -----------
Firstar Corporation:

   370 Purchases     Firstar Stock Fund     $34,104,600       N/A         $93,427     $34,198,027     $34,104,600          N/A
   676 Sales         Firstar Stock Fund         N/A       $35,452,249      91,655      12,095,902      35,452,249      $23,264,692